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                                                                   EXHIBIT 10.26

                           DEALERTRACK HOLDINGS, INC.

                      STOCK OWNERSHIP AND RETENTION PROGRAM

      This Stock Ownership and Retention Program of DealerTrack Holdings, Inc. (the "Company") was adopted by the Company's Board of Directors (the "Board") on May 26, 2005, to be effective upon the Public Trading Date (the "Effective Date"). In the event that the Public Trading Date does not occur on or prior to the first anniversary of the Effective Date, this Program will be void ab initio.

      1.    PURPOSE

      It is the policy of the Board that each Covered Individual, consistent with his or her responsibilities to the stockholders of the Company as a whole, hold a significant equity interest in the Company.

      2.    SHARE OWNERSHIP AND RETENTION REQUIREMENTS

      (a) Minimum Share Requirement. The Board expects that all Covered Individuals will make a good faith effort, depending on the circumstances, to attain a level of Share ownership equal to the Minimum Share Requirement, as applicable.

      (b) Counting. Shares that count toward the satisfaction of the Minimum Share Requirement include Shares owned outright by the Covered Individual or by his or her spouse or minor children, Shares held in trust for the benefit of the Covered Individual or for the benefit of his or her spouse or minor children, or Restricted Stock held pursuant to the DealerTrack Holdings, Inc. 2005 Incentive Award Plan (the "2005 Incentive Plan") or other equity compensation plan of the Company. Unexercised options (whether or not vested) or held pursuant to any Company equity compensation plan will not count towards satisfaction of the Minimum Share Requirement.

      3.    INITIAL COMPLIANCE, REPORTING AND RESTRICTIONS

      (a) Initial Compliance. Covered Individuals must attain a level of Share ownership equal to the Minimum Share Requirement by the fifth (5th) anniversary of the later of (i) the Effective Date or (ii) the date that such Covered Individual commences services as an employee or director of the Company.

      (b) Reporting. Once in compliance with the Minimum Share Requirement, each Covered Individual must sign an attestation, in such form as shall be provided by the Company, that he or she has achieved the ownership requirement in compliance with this Program.

      (c) Retention of Share Acquisitions. Until the Minimum Share Requirement is achieved, and thereafter whenever the Minimum Share Requirement is not complied with, a Covered Individual must retain twenty-five percent (25%) of all Shares acquired by such Covered Individual pursuant to the exercise of a stock option (net of Shares surrendered for payment, as applicable, of any option exercise price and taxes). Once the Covered Individual achieves, and for so long as such Covered Individual remains in compliance with, the Minimum

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Share Requirement, the Covered Individual does not need to comply with this retention restriction.

      (d) Maintaining Share Ownership. Once a Covered Individual satisfies the Minimum Share Requirement, such Covered Individual must continue to satisfy such requirement for as long as he or she remains a Covered Individual.

      4.    COMPLIANCE AND ENFORCEMENT

      (a) Determination of Share Ownership. Each Covered Individual's satisfaction of the Minimum Share Requirement will be determined annually as of December 31st in any given year, subject to Section 3(a), by the Committee.

      (b) Enforcement of Minimum Share Requirement. At the sole discretion of the Committee of the Board, a failure of a Covered Individual to satisfy the Minimum Share Requirement may result in the reduction of, limitation in or cancellation of Shares such Covered Individual shall receive in subsequent grants or awards.

      (c) Exceptions. The Minimum Share Requirement and other requirements of this Program may be waived, at the sole discretion of the Committee, for a Covered Individual (i) if compliance would create severe hardship, (ii) if compliance would prevent the Covered Individual from complying with a court order, as in the case of a divorce settlement, or (iii) when such Covered Individual attains the age of 62. A Covered Individual may file notice with the Company's Secretary to be presented to the Committee, advising the Committee of the circumstances and describing the extent of the waiver requested. It is expected that these instances will be rare.

      5.    ADMINISTRATION OF THE PROGRAM

      (a) Authority. The Committee shall conduct the general administration of the Program in accordance with its provisions. The Committee shall have full power and authority to interpret the Program and to adopt such rules for the administration, interpretation and application of the Program as are consistent therewith and to interpret, amend or revoke any such rules. The Committee may delegate administrative duties under the Program to one or more agents as it shall deem necessary or advisable. Any decision or action taken by the Committee with respect to the administration or interpretation of the Program shall be conclusive and binding on all persons.

      (b) Liability. No member of the Board shall be personally liable for any action or determination made in good faith with respect to the Program or to any settlement of any dispute between a Covered Individual and the Company. The Board shall be entitled to rely upon the advice, opinions or valuations of any attorneys, consultants, accountants, appraisers, brokers or other persons.

      6.    AMENDMENT, MODIFICATION, AND TERMINATION

      This Program may at any time or from time to time be amended, modified or terminated by the Board.

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      7.    DEFINITIONS

      Wherever the following terms are used in the Program they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

      (a) "Base Compensation" shall mean (i) with respect to Covered Individuals who are employees of the Company, the Covered Individual's annual base salary at the Company, excluding any bonus payments, as of the later of (A) the Effective Date or (B) the date on which the Covered Individual's employment with the Company commences; and (ii) with respect to Covered Individuals who are non-employee members of the Board, the amount of the Covered Individual's annual cash retainer (regardless of whether the Covered Individual elects to have such annual cash retainer paid in cash or in another form), excluding chairmanship, meeting or similar fees.

      (b) "Board" shall mean the Board of Directors of the Company.

      (c) "Committee" shall mean the Compensation Committee of the Board.

      (d) "Company" shall have the meaning set forth in the recitals.

      (e) "Covered Individual" shall mean (i) each non-employee member of the Board; (ii) each President or Chief Executive Officer of the Company; (iii) each Senior Vice President of the Company or a Subsidiary; (iv) each President or Chief Executive Officer of a Subsidiary; and (v) each Vice President of the Company or a Subsidiary.

      (f) "Effective Date" shall have the meaning set forth in the recitals.

      (g) "Fair Market Value" shall mean the fair market value (as determined by the Committee) per Share as of the later of (i) the Effective Date or (ii) the date that such Covered Individual commences services as an employee or director of the Company.

      (h) "Minimum Share Requirement" shall mean the following:

            (i) For each non-employee member of the Board, Base Compensation multiplied by four (4), divided by the Fair Market Value.

            (ii) For each President or Chief Executive Officer of the Company:
Base Compensation multiplied by six (6), divided by the Fair Market Value.

            (iii) For each Senior Vice President of the Company or a Subsidiary:
Base Compensation multiplied by two (2), divided by the Fair Market Value.

            (iv) For each President or Chief Executive Officer of a Subsidiary:
Base Compensation multiplied by two (2), divided by the Fair Market Value.

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            (v) For each Vice President of the Company or a Subsidiary: Base
Compensation multiplied by one (1), divided by the Fair Market Value.

      (i) "Program" means this Stock Ownership and Retention Program of the date that such Covered Individual commences services as an employee or director of the Company, as it may be amended from time to time.

      (j) "Public Trading Date" means the first date upon which Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

      (k) "Restricted Stock" shall mean Shares granted pursuant to the 2005 Incentive Plan, or any successor plan, that are subject to certain restrictions and risk of forfeiture.

      (l) "Shares" shall mean shares of any class, or a combination of classes, of the Company's common stock (including restricted shares under the 2005 Incentive Plan, or any successor plan).

      (m) "Subsidiary" shall mean any "subsidiary corporation" as defined in
Section 424(f) of the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

                                    * * * * *

      I hereby certify that the foregoing Program was duly adopted by the Board of Directors of DealerTrack Holdings, Inc. on May 26, 2005.

                                        ________________________________________
                                          Eric D. Jacobs, Corporate Secretary

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